Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDALIST DIVERSIFIED REIT ANNOUNCES $1.3 MILLION PRIVATE PLACEMENT

Richmond, VA – May 31, 2019 – Medalist Diversified REIT (NASDAQ: MDRR) (the “Company”), a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Mid-Atlantic and Southeast regions, today announced its private placement of 270,833 shares of its common stock at a purchase price of $4.80 per share for gross proceeds of approximately $1.3 million. The private placement is expected to close on May 31, 2019, subject to the satisfaction of customary closing conditions.

Aegis Capital Corp. served as the exclusive placement agent and Maxim Group LLC served as the Company’s financial advisor.

The Company’s CEO Tim Messier commented, “We are pleased to have raised this additional capital in support of our property acquisition objectives. We continue to fill our pipeline with quality acquisition candidates and intend to put this capital to work in the near future.”

About Medalist Diversified REIT

Medalist Diversified REIT Inc. is a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Mid-Atlantic and Southeast regions. The Company’s strategy is to focus on value-add and opportunistic commercial real estate which is expected to provide an attractive balance of risk and returns. Medalist utilizes a rigorous, consistent and replicable process for sourcing and conducting due diligence of acquisitions. The Company seeks to maximize operating performance of current properties by utilizing a hands-on approach to property management while monitoring the middle market real estate markets in the southeast for acquisition opportunities and disposal of properties as considered appropriate. For more information on Medalist, please visit the Company website at https://www.medalistreit.com.

Forward Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward looking statements. These forward-looking statements are based upon the Company’s present expectations, but these statements, including the Company’s closing of the private placement on the terms described above or at all, are not guaranteed to occur.  Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s annual and periodic reports and other documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

Investor Relations Contact:

The Equity Group

Jeremy Hellman, Senior Associate

(212) 836-9626 / jhellman@equityny.com

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